Exhibit 99.1

FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES 2014 EARNINGS

•	$9.9 million net income for 2014, representing 0.84% return on average assets
•	$2.25 earnings per diluted common share for 2014

Green Bay, Wisconsin, January 20, 2015 – Nicolet Bankshares, Inc. (OTCQB: NCBS) (“Nicolet”) announces 2014 net income of $9.9 million, and net income available to common shareholders of $9.7 million or $2.25 per diluted common share. Return on average assets was 0.84% for 2014, while the return on average common equity was 11.5%. Book value per common share was $21.34 at December 31, 2014, $2.37 or 12% higher than a year ago.

“It has been a great year of execution,” said Bob Atwell, Chairman and CEO of Nicolet. “Our first full year of financial results following the two acquisitions in 2013 has shown growth in key revenue areas, wealth management, commercial loans and retail deposits. Asset quality metrics reflect the successful integration of acquired loans and the ongoing strength in our core portfolio, resulting in a lower loan loss provision in 2014,” Atwell said. “We are producing steady quarterly earnings and our shareholders have seen an appreciable increase in their stock price during 2014, growing from $16.54 to $25.00 per share, based on closing stock prices at December 31, 2013 and 2014. With the momentum of 2014, we look forward to 2015 and to continued growth through evaluating opportunities and taking great care of our customers.”

At December 31, 2014, total assets were $1.2 billion. Since year end 2013, loans grew 4% to $883 million and deposits grew 2% to $1.1 billion at December 31, 2014.

Nonperforming assets represented 0.61% of total assets at December 31, 2014, compared to 1.02% at December 31, 2013. The 2014 provision for loan losses was $2.7 million covering $2.6 million of net charge-offs, compared to $6.2 million and $4.1 million, respectively, for 2013.

Net interest margin was 3.89% for 2014, compared to 4.06% for 2013. The 2014 margin benefited from purchased loans performing better than expected and a continued decline in the cost of funds, but was impacted from a higher proportion of low-earning cash and underlying pressure on loan yields given the prolonged low-rate environment. Growth in total revenues in 2014 from the expanded asset size and business lines favorably exceeded the rise in noninterest expenses resulting from operating a larger franchise in 2014 relative to 2013.

Prior year results included Nicolet’s predominantly stock-for-stock merger with Mid-Wisconsin Financial Services, Inc. in April 2013 and its FDIC-assisted acquisition of Bank of Wausau in August 2013. Combined, as of their respective acquisition dates, these transactions added approximately $483 million in assets, $284 million in loans and $388 million in deposits. 2013 results included related non-recurring bargain purchase gains of $11.9 million and direct merger expenses of $1.9 million pre-tax. Results for 2014 included full-year activity of the acquired companies, while 2013 only included results of those acquired branches after their respective acquisition dates.

Fourth quarter 2014 net income was $2.4 million. After preferred stock dividends of $61,000, net income available to common shareholders was $0.55 per diluted common share. Comparatively, fourth quarter 2013 net income was $1.0 million, preferred stock dividends were $61,000 and diluted earnings per common share were $0.22. Fourth quarter 2014 net income more than doubled fourth quarter 2013 net income principally due to a lower provision for loan losses of $1.6 million.

During 2014, the Board of Directors of Nicolet approved a common stock repurchase program, authorizing the use of up to $12 million to repurchase up to 625,000 shares of Nicolet common stock from time to time, in the open market, in block trades or in private transactions, depending upon a variety of factors including, but not limited to, market conditions, liquidity and alternative uses of capital. Through December 31, 2014, $5.6 million was used to repurchase approximately 257,300 shares at a weighted average price of $21.95 per share including commissions.

About Nicolet Bankshares, Inc.

Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities law. Statements in this release that are not strictly historical are forward-looking and based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will”, “expect”, “believe” and “prospects”, involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statement made herein. These risks and uncertainties include, but are not limited to, general economic trends and changes in interest rates, increased competition, regulatory or legislative developments affecting the financial industry generally or Nicolet specifically, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally or Nicolet specifically, the uncertainties associated with newly developed or acquired operations and market disruptions. Nicolet undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited)

	Three Months Ended			Year to Date
	12/31/2014	9/30/2014	12/31/2013	12/31/2014	12/31/2013
Selected Income Statement Data:
(In thousands, except per share data)
Net interest income	$ 10,513	$ 10,893	$ 10,531	$ 41,882	$ 36,904
Provision for loan losses	675	675	2,275	2,700	6,200
Noninterest income	3,900	3,645	3,472	14,185	25,736
Noninterest expense	10,114	9,523	10,281	38,709	36,431
Net income	2,416	2,765	982	9,949	16,141
Preferred stock dividends	61	61	61	244	976
Net income available to common shareholders	2,355	2,704	921	9,705	15,165
Per Common Share Data:
Net income-basic	$ 0.58	$ 0.66	$ 0.22	$ 2.33	$ 3.81
Net income-diluted	$ 0.55	$ 0.63	$ 0.22	$ 2.25	$ 3.80

At Period End:	12/31/2014	12/31/2013
(In millions, except per share data)
Total assets	$ 1,215	$ 1,199
Loans	883	847
Allowance for loan losses	9	9
Deposits	1,060	1,035
Stockholders' equity	111	105
Common equity	87	80
Book value/common share	$ 21.34	$ 18.97
Tangible book value/common share	$ 20.15	$ 17.55
Common shares outstanding (#)	4.058	4.241